Exhibit 10.1

JOINT VENTURE AGREEMENT

ANHUI MEINENG STORE ENERGY CO., LTD.

BY AND BETWEEN

ZBB POWERSAV HOLDINGS LIMITED

AND

ANHUI XINDONG INVESTMENT MANAGEMENT CO., LTD.

_______________________, 2011

TABLE OF CONTENTS

                                                                                            Page

1.	DEFINITIONS.	2

1.1	Certain Definitions	2

1.2	Other Definitions	4

2.	GENERAL COMPANY INFORMATION	4

2.1	Company, Generally	4

2.2	JV Investors, Generally	4

3.	COMPANY STRUCTURE AND STRATEGY	4

3.1	Business Scope	4

3.2	Structure	5

3.3	Strategy	5

4.	OWNERSHIP OF THE COMPANY	5

4.1	Registered Capital	5

4.2	Use of Registered Capital	5

4.3	Payment Schedule of Initial Registered Capital Contributions	5

4.4	Decrease or Increase of Registered Capital	6

4.5	Distribution of Net Profits	6

5.	OPERATIVE AGREEMENTS; VOTING AGREEMENT	6

5.1	Operative Agreements	6

5.2	Voting Agreement; Operation of the Company	7

6.	BOARD OF DIRECTORS	7

6.1	Composition of the Board of Directors	7

6.2	Removal; Reappointment of Directors	7

6.3	Board Meetings	8

6.4	Board Quorum: Resolutions	8

6.5	Action by the Board Without a Meeting	9

6.6	Board Unanimous Approval Rights	9

6.7	Board Supermajority Approval Rights	9

6.8	Deadlock	10

7.10	BOARD OF SUPERVISORS	10

7.1	Composition of the Board of Supervisors	10

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7.2	Removal; Reappointment of Supervisors	11

7.3	Meetings of the Board of Supervisors	11

7.4	Quorum: Resolutions	12

7.5	Action by the Board of Supervisors Without a Meeting	12

7.6	Deadlock	12

8.	JV INVESTORS	12

8.1	Meetings	12

8.2	Voting Rights; Actions of JV Investors; Quorum	13

8.3	Action by JV Investors Without a Meeting	13

8.4	JV Investor Unanimous Approval Rights	13

8.5	JV Investor Supermajority Rights	13

8.6	Deadlock	14

9.	OFFICERS	14

9.1	Appointment and Term of Office	14

9.2	Removal	14

9.3	Vacancies	14

9.4	Compensation	15

9.5	Powers and Duties	15

10.	BUSINESS PLANS; FINANCIAL AND OTHER RECORDS	16

10.1	Business Plans	16

10.2	Accounting and Management Information Systems	16

10.3	Financial Statements, Accounting and Other Reports	16

10.4	Right of Inspection	17

11.	INSURANCE; INDEMNIFICATION	17

11.1	Liability	17

11.2	Indemnification of Directors, Supervisors and Officers	17

11.3	Indemnification of JV Investors	18

11.4	Advancement	19

11.5	Insurance	19

12.	COMPLIANCE WITH LAWS	20

12.1	General	20

12.2	Anti-Corruption	20

13.	TRANSFERS AND SALES OF INTERESTS	20

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13.1	Transfers of Interests	20

13.2	Unauthorized Transfers	21

13.3	Withdrawal of a JV Investor	21

13.4	Transfers Pursuant to a Bona Fide Offer; Rights of First Refusal	21

13.5	Acknowledgment of Liquidity	22

13.6	Buy/Sell Provisions	22

13.7	Sale of the Company	24

14.	CONFIDENTIALITY	24

15.	REPRESENTATIONS AND WARRANTIES OF THE JV INVESTORS	25

15.1	Warranties of the JV Investors	25

16.	TERM AND TERMINATION	26

16.1	Term	26

16.2	Termination	26

16.3	Survival	26

16.4	Continuing Liability	27

17.	GOVERNING LAW; DISPUTE RESOLUTION	27

17.1	Governing Law	27

17.2	Discussions and Arbitration	27

18.	GENERAL PROVISIONS	27

18.1	Non-Competition; Business Opportunities	27

18.2	Notices and Other Communications	28

18.3	Severability	29

18.4	References to this Agreement; Headings	30

18.5	Further Assurances	30

18.6	No Waiver	30

18.7	Entire Agreement; Amendments	30

18.8	Expenses	30

18.9	Assignment	30

18.10	No Agency	31

18.11	No Third Party Beneficiaries	31

18.12	Incidental and Consequential Damages	31

18.13	Counterparts	31

18.14	Execution by the Company	31

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ANHUI MEINENG STORE ENERGY CO., LTD.
JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (this “Agreement”) is made and entered into as of August 17, 2011 (the “Effective Date”), by and between (i) ZBB POWERSAV HOLDINGS LIMITED, a Hong Kong limited liability company (“Hong Kong Holdco”) and (ii) ANHUI XINDONG INVESTMENT MANAGEMENT CO., LTD. (Chinese name: 安徽鑫东投资管理有限公司), a Chinese limited liability company (“China JV”).  Hong Kong Holdco and the China JV are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

STATEMENT OF PURPOSE

WHEREAS, ZBB Cayman Corporation, a Cayman Islands exempted company (“ZBB Energy”), and PowerSav Inc., a Cayman Islands exempted company (“PowerSav”), formed Hong Kong Holdco for the purposes of forming and investing in a Sino – foreign equity joint venture company (the “Company”), the name of which is temporarily Anhui Meineng Store Energy Co., Ltd. (Chinese name: 安徽美能储能有限公司) and subsequently shall be what is verified on the Name Verification Notification by the Approval Authority as defined below.

WHEREAS, AnHui Xinlong Electrical Co., Ltd. a Chinese corporation (“AnHui Xinlong”), and Wuhu Huarui Power Transmission & Transformation Engineering Co., Ltd. a Chinese corporation (“Wuhu Huarui”), formed the China JV for the purposes of forming and investing in the Company.

WHEREAS, the Parties desire to form the Company to (i) source, market and distribute (A) certain advanced energy storage and power control technology product families (the “ZBB Products”) of ZBB Energy’s Affiliates and (B) certain new products that may be developed by the Company (the “Company Products,” and together with the ZBB Products, the “Products”), (ii) integrate the Products into other technologies and (iii) render other services in support of such Products (the “Services”), as applicable, all as more fully described on Exhibit B hereto.

WHEREAS, the Parties intend for the Company to bring the Products into large-scale production in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan) (“Mainland China”), for distribution in Mainland China, Hong Kong, Macau and Taiwan (collectively, the “Territory”), in accordance with the terms and conditions of the License Agreement (as defined below).

WHEREAS, the Parties intend for the Company upon its establishment to enter into the following agreements: (i) that certain License Agreement by and between the Company and ZBB Energy Corporation, Inc., a Wisconsin corporation (“ZBB Corp.”), in the form attached hereto as Exhibit C (the “License Agreement”); (ii) that certain Management Services Agreement by and between the Company and Hong Kong Holdco, in the form attached hereto as Exhibit D (the “Management Services Agreement”) and (iii) that certain Research and Development Agreement by and between the Company and ZBB Corp. in the form attached hereto as Exhibit E (the “R&D Agreement”, collectively with the License Agreement and the Management Services Agreement, the “Related Agreements”).

WHEREAS, the Parties desire to enter into this Agreement for the purpose of setting forth the rights and obligations of the Parties (including their rights and obligations as JV Investors, as defined below) with respect to the Company.

NOW THEREFORE, in consideration of the aforesaid Statement of Purpose, the mutual terms, provisions, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

1.1 Certain Definitions.  For the purposes of this Agreement, the following capitalized terms have the respective meanings set forth below:

“Accounting Principles” means, collectively, the China Accounting Principles and the U.S. Accounting Principles.

“Affiliate” means, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, (i) Controls, (ii) is Controlled by or (iii) is under common Control with such Person.

“Applicable Law” means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person.

“Approval Authority” means the Ministry of Commerce of the People's Republic of China (or its local branch office with competent authority and jurisdiction) and the Wuhu City, Anhui Province government (and its relevant departments).

“Board” means the Board of Directors of the Company.

“Business Day” means a day on which commercial banks in Shanghai, China generally are open to conduct their regular banking business.

“Business Plans” means, collectively, (i) the Initial Business Plan and (ii) any subsequent business plan of the Company, as approved by the Board pursuant to the terms of this Agreement, and in effect from time to time.

“China Accounting Principles” means generally accepted accounting principles in the People’s Republic of China (or any other country which the JV Investors may agree to in writing) as set forth in pronouncements of the Chinese Institute of Certified Public Accountants, as consistently applied.

“China JV Change of Control” means any one, or a series of any one, of the following: (i) a merger, consolidation, security exchange, issuance or sale of equity securities or other reorganization of, or involving, the China JV pursuant to which the China JV’s interest holders (determined immediately prior to the time at which such transaction is effected) collectively have beneficial ownership of less than 51% of the total outstanding ownership interest of the China JV, or comparable equity securities of the surviving entity if the China JV is not the surviving entity, immediately following such transaction; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), of all or substantially all of the assets of the China JV; (iii) the interest holders’ or board’s approval of any plan or proposal for the liquidation or dissolution of the China JV or (iv) the China JV’s submission or becoming subject to any bankruptcy proceeding, the appointment of a trustee, custodian or conservator or any other similar voluntary or involuntary creditors’ right proceeding.

“Company Documents” means this Agreement, the Related Agreements, the Business Plans and the Articles of Association of the Company, as amended from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through the ownership of securities, by contract, or otherwise).

“Director” means a member of the Board.

“Effective Date” means the date set forth in the first paragraph of this Agreement.

“Encumbrance” means any lien, mortgage, deed of trust, pledge, collateral assignment, security interest, hypothecation, option, right of first refusal or other encumbrance.

“Entity” means a corporation, partnership, limited liability company, firm or other business association or entity.

“Fiscal Year” means the twelve (12) month period ending June 30 of each year, or such other fiscal year as the Board may designate from time to time.

“Governmental Authority” means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

“Initial Business Plan” means the initial business plan of the Company, covering the period running from the Effective Date through the end of the fifth full Fiscal Year after the Effective Date, as agreed upon by the JV Investors and adopted by the Board.

“Interests” means the equity interests of the Company.

“IPO” means an initial public offering on a nationally recognized securities exchange.

“JV Investor” means a Person that owns Interests in the Company.  A list of the initial JV Investors is set forth on Exhibit A, which may be amended from time to time.

“Party” and “Parties” are defined in the opening paragraph of this Agreement.

“Percentage Ownership Interest” means the percentage of Interests of the Company owned by a particular JV Investor, determined based on the following formula: the percentage that corresponds to (i) the quotient of (A) the JV Investor’s committed registered capital divided by (B) the aggregate registered capital contributed to the Company by all of the JV Investors.

“Person” means a natural individual, Governmental Authority or Entity.

“Transfer” means, as a noun, the transfer of legal, beneficial or equitable ownership by sale, exchange, assignment, gift, donation, grant or other transfer of any kind, whether voluntary or involuntary, including transfers by operation of law or legal process.  As a verb, the term means the act of making any Transfer.

“Supervisor” means a member of the Board of Supervisors.

“U.S. Accounting Principles” means generally accepted accounting principles in the United States (or any other country which the JV Investors may agree to in writing) as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, as consistently applied.

1.2 Other Definitions.  Terms not otherwise defined, but used, herein that are defined in any Related Agreement shall have the same meaning as in the Related Agreement when used in this Agreement, unless the context otherwise requires.

2. GENERAL COMPANY INFORMATION

2.1 Company, Generally.  The name of the Company is Anhui Meineng Store Energy Co., Ltd. (Chinese name: ___________________________).  The Company’s principal office shall be located at such location within Wuhu City, Anhui Province, the People’s Republic of China (or such other location within the People’s Republic of China as may be determined, from time to time, by the Board).

2.2 JV Investors, Generally.  Exhibit A hereto, which may be amended from time to time by the Board, as required, sets forth the following information pertaining to each of the initial JV Investors: (i) the name of the JV Investor, (ii) the address of the principal office of the JV Investor, (iii) information for the legal representative of the JV Investor, (iv) the committed registered capital of the JV Investor and (v) the Percentage Ownership Interest of the JV Investor.

3. COMPANY STRUCTURE AND STRATEGY

3.1 Business Scope.  The Company shall (a) source, market and distribute the Products, (b) integrate the Products into other technologies and (c) render Services to customers within the Territory.  A more detailed description of the initial scope of the Company’s business, including (i) stages of development of the Company; (ii) the Products to be sourced, marketed and distributed by the Company and (iii) the Services to be provided by the Company, is set forth on Exhibit B hereto.

3.2 Structure.  The Company shall be formed as a Chinese limited liability company.  The liability of any JV Investor with respect to the Company shall be limited to the amount of such JV Investor’s respective registered capital contribution made to the Company pursuant to this Agreement and no JV Investor shall have any liability to the Company or any third party in excess of such JV Investor’s registered capital contribution.  The JV Investors shall share the profits, risks and losses in proportion to their respective registered capital contributions, which are set forth on Exhibit A.

3.3 Strategy.  The Company will pursue its objectives as set forth in Section 3.1 above only with respect to certain sectors and regions within the Territory, as more fully described in the License Agreement, which is attached hereto as Exhibit C, all in accordance with the terms and conditions of the Company Documents.

4. OWNERSHIP OF THE COMPANY

4.1 Registered Capital.  The initial registered capital of the Company shall be Eighty Seven Million Two Hundred Thousand Renminbi (RMB 87,200,000) (“Registered Capital”), which will be contributed by the Parties in the amounts, and forms, as set forth on Exhibit A; provided, however, that if (i) upon an assessment of the initial assets to be contributed by the Parties hereunder, the relevant People’s Republic of China Governmental Authority determines under Applicable Law that certain assets do not warrant the valuations set forth on Exhibit A and (ii) whereupon, unless the JV Investors contribute such amount of funds as is necessary to maintain the Percentage Ownership Interests of the JV Investors as set forth on Exhibit A within ten (10) Business Days of the JV Investors’ receipt of notice of the occurrence of (i) hereof, this Agreement shall terminate automatically without any further actions by the Parties and all previous contributions to the Company shall be returned promptly to the relevant JV Investor who made such contribution originally.

4.2 Use of Registered Capital.  The registered capital of the Company shall be used (a) for the purchase of production equipment and raw materials and (b) for working capital and other purposes as deemed appropriate by the Board, from time to time.

4.3 Payment Schedule of Initial Registered Capital Contributions.  Each of the JV Investors shall contribute to the Company its corresponding portion of the initial registered capital of the Company in two (2) installments:

(a) First Installment.  The JV Investors shall contribute the respective amounts listed below within thirty (30) days following the issuance of the Business License to the Company by the Approval Authority:

(i)
Hong Kong Holdco shall contribute an aggregate amount of Thirty Six Million Seven Hundred Thousand Renminbi (RMB 36,700,000), of which Ten Million Five Hundred Thousand Renminbi (RMB 10,500,000) will be contributed in cash and Twenty Six Million Two Hundred Thousand Renminbi (RMB 26,200,000) will be credited to Hong Kong Holdco for the intellectual property rights granted to the Company by ZBB Corp., an Affiliate of Hong Kong Holdco member, ZBB Energy; and

(ii)	the China JV shall contribute an aggregate amount in cash of Twenty Million Renminbi (RMB 20,000,000).

(b) Second Installment.  The JV Investors shall contribute the respective amounts listed below by June 1, 2012:

(i)	Hong Kong Holdco shall contribute an aggregate amount in cash of Ten Million Five Hundred Thousand Renminbi (RMB 10,500,000); and

(ii)	the China JV shall contribute an aggregate amount in cash of Twenty Million Renminbi (RMB 20,000,000).

4.4 Decrease or Increase of Registered Capital.  During the Term (as defined below) of this Agreement, the Company may increase or decrease the amount of its registered capital; provided, that any increase or decrease in the registered capital of the Company shall require the unanimous approval of the Board and the approval and registration of the Approval Authority.

4.5 Distribution of Net Profits.  Subject to any restrictions imposed by Applicable Law, the Company will distribute the net profits it receives to the JV Investors, on a pro-rata basis, in amounts corresponding to their respective Percentage Ownership Interest.  The distribution of net profits, in each instance, will be subject to (a) the approval of the Board, (b) the establishment of reasonable reserves and (c) the payment of any associated fees and taxes.

5. OPERATIVE AGREEMENTS; VOTING AGREEMENT

5.1 Operative Agreements.

(a) License Agreement.  As of the date of establishment of the Company, the Company and ZBB Corp. shall enter into the License Agreement, as set forth on Exhibit C hereto.

(b) Management Services Agreement.  As of the date of establishment of the Company, the Company and Hong Kong Holdco shall enter into the Management Services Agreement, as set forth on Exhibit D hereto.

(c) R&D Agreement.  As of the date of establishment of the Company, the Company and ZBB Corp. shall enter into the R&D Agreement, as set forth on Exhibit E hereto.

(d) Supply Agreements.  Additionally, as promptly as practicable following the date of establishment of the Company, the Company and ZBB Corp. shall enter into supply agreements of a fixed term on an arms-length basis, subject to commercially reasonable terms and conditions, pursuant to which (i) the Company shall purchase from ZBB Corp. certain Products manufactured by ZBB Corp. at a cost equal to One Hundred Twenty Percent (120%) of ZBB Corp.’s fully absorbed costs in manufacturing the same, as calculated in accordance with the terms of such supply agreement and (ii) ZBB Corp. may purchase from the Company certain Products manufactured by the Company, priced in a manner corresponding with the above.

5.2 Voting Agreement; Operation of the Company.  Each JV Investor agrees (a) to hold all of the Interests of the Company registered in its name or beneficially owned by such JV Investor as of the Effective Date (and any and all other Interests of the Company legally or beneficially acquired by such JV Investor after the Effective Date) in accordance with the terms and conditions of this Agreement; (b) to vote such Interests in accordance with the provisions of this Agreement and (c) to cause the Directors and Supervisors nominated by such JV Investor, within the bounds of the fiduciary duties of the Directors and Supervisors to the Company under the Company Documents or Applicable Law, to vote to effect the terms hereof.

6. BOARD OF DIRECTORS

6.1 Composition of the Board of Directors.

(a) Initial Composition; Term.  The Company shall be managed by the Board in accordance with this Agreement, the applicable provisions of the Company Documents and Applicable Law.  The Board shall initially consist of five (5) Directors, of which (i) Hong Kong Holdco shall appoint three (3) Directors and (ii) the China JV shall appoint two (2) Directors.  The initial Directors appointed by the Parties are set forth on Exhibit F.  Any change to the number, or representative composition, of Directors shall require the unanimous vote of the JV Investors, as set forth in Section 8.4.  The Directors shall serve for such term, or terms, as the JV Investors shall determine.

(b) Removal; Vacancies.  Each Director shall remain in office until such Director’s death, disability, retirement resignation or removal.  In the event of a vacancy on the Board (as a result of the death, disability, retirement, resignation or removal of the Director, or otherwise), the JV Investor that appointed such Director shall be entitled to appoint a replacement Director.  At any time the JV Investors must elect a Director, the JV Investors shall vote all of their respective Interests so as to elect the Director appointed by the applicable JV Investor in accordance herewith.

6.2 Removal; Reappointment of Directors.  Any Director may be removed for cause in accordance with the applicable provisions of this Agreement and Applicable Law; provided, however, that any JV Investor proposing to remove any Director for cause shall first consult with the other JV Investors so that the JV Investors may, in good faith, attempt to resolve the matter without a formal vote.  In addition, any vote taken to remove any Director elected pursuant to Section 6.1, or to fill any vacancy created by the death, disability, retirement, resignation or removal of a Director elected pursuant to Section 6.1, shall also be subject to the provisions of this Section 6.2.  In the event of the death, disability, retirement, resignation or removal of any Director (a “Former Director”), and pending the replacement of such Former Director, the remaining members of the Board shall give effect to the vote of the other Directors appointed by the same JV Investor as if the Former Director still served on the Board and had cast such Director’s vote in the same way as such other Directors.

6.3 Board Meetings.

(a) Convention of Meetings.  Any single Director shall have the authority to convene a meeting of the Board.  The Board shall meet at least quarterly and written notice of each Board meeting shall be given no less than thirty (30) Business Days in advance of the proposed meeting (which period may be waived by Directors sufficient to represent a quorum under the terms hereof, either through a written waiver or by actual attendance, without objection, at such Board meeting).

(b) Participation by Other Means.  Members of the Board may participate in any meeting of the Board, or any committee of the Board, by any means permitted under Applicable Law, including by videoconference or teleconference.

(c) Conduction of Meetings.  Board meetings shall be conducted in English and minutes of each meeting shall be prepared by the Company in English and distributed to each Director promptly following such meeting.  Proposals or reports brought before any Board meeting for information or action (including, without limitation, the Company’s financial statements) shall be prepared in English.

(d) Chairman of the Board.  The Board shall designate a Director to serve as the “Chairman” of the Board, who shall preside over all meetings of the Board.  The initial Chairman of the Board is the person so appointed and set forth on Exhibit F.  The Chairman of the Board shall be the legal representative of the Company and shall represent the Company in accordance with the Applicable Laws of the People’s Republic of China and the Articles of Association of the Company.  Acts of the Chairman that are either (i) not authorized by the Board or (ii) beyond the Chairman’s authority, as the legal representative, as set forth in the Articles of Association of the Company, shall not bind the Company.  If the Chairman of the Board is unable to perform the Chairman’s duties, the Chairman of the Board shall appoint, in writing, another Director to fulfill such duties in the absence of the Chairman of the Board.  If the Chairman of the Board is unable to appoint a temporary replacement, the Board shall appoint one of the Directors to act as the same.

(e) Reimbursements.  Each Director shall be reimbursed by the Company for coach class airfare, hotel and food expenses related to such Director’s attendance at Board meetings; provided, that such expenses shall be properly documented, with receipts provided to the Company, and the associated reimbursements for each Director shall not exceed Nineteen Thousand Renminbi (RMB 19,000) per quarter.

6.4 Board Quorum: Resolutions.  A quorum shall be deemed to exist for the purposes of Board action as long as at least four (4) of the members of the Board are present, including at least one (1) Director appointed by each JV Investor; provided, that all Directors have received notice of such meeting as is required by Applicable Law and the terms of Section 6.3.  Except as provided herein, including in Sections 6.6 and 6.7, any action, determination or resolution of the Board shall require the affirmative vote of a majority of the Directors at a duly constituted meeting of the Board.

6.5 Action by the Board Without a Meeting.  Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, if a proposed written consent, setting forth the action so taken or to be taken (i) is sent to all Directors, (ii) is signed by the number of Directors needed to approve such action and (iii) once signed, is delivered to the Board.  Action taken under this Section shall be effective when all of the Directors needed to approve such action have signed the proposed written consent or counterpart thereof, unless the written consent specifies that it is to be effective as of an earlier or later date and time.  Such a written consent shall have the same force and effect as if the subject matter was voted upon at a duly called and constituted meeting of the Board and may be described as such in any document or instrument.

6.6 Board Unanimous Approval Rights.  Notwithstanding any other provision of this Agreement or the Company Documents, the affirmative vote of all of the members of the Board shall be required for any of the following Company actions:

(i)	amendment of the Articles of Association of the Company;

(ii)	termination, dissolution or extension of the Term of the Company, except as otherwise provided under Section 16;

(iii)	increase, decrease or transfer of the registered capital;

(iv)	merger of the Company with another Entity; or

(v)	reorganization of the Company into several Entities.

6.7 Board Supermajority Approval Rights.  Notwithstanding any other provision of this Agreement or the Company Documents, the affirmative vote of at least four (4) Directors shall be required for any of the following Company actions:

(i)	approval of the Company’s annual budget or any material changes thereto;

(ii)	entry into any agreement or arrangement by the Company with any Affiliate of any JV Investor;

(iii)
the hiring or termination of any employee or consultant with annual compensation in excess of Six Hundred Forty Five Thousand Renminbi (RMB 645,000) or with executive responsibilities, and the adoption of any employee benefit plan;

(iv)	entry into, termination, cancellation or material modification of any contract involving payments to or from the Company in excess of Two Million Renminbi (RMB 2,000,000);

(v)	the introduction of new Products or Services;

(vi)	the Company’s entry into a line of business outside of the production, marketing and distribution of Products or the provision of the Services;

(vii)	the creation of marketing materials for the Company bearing the logos, names or other intellectual property of ZBB Corp. pursuant to the License Agreement;

(viii)	a change in auditors or Accounting Principles; or

(ix)	the issuance of additional Company Interests.

6.8 Deadlock.  In the event that (a) the Board is deadlocked with an equal number of votes in favor and opposed on any matter requiring majority approval, or (b) any action requiring supermajority or unanimous approval of the Board fails to pass and such action is necessary for the immediate continued operation of the Company, then the chief executive officers of Hong Kong Holdco and the China JV shall confer over a thirty (30) day period in an attempt to resolve the deadlock.  If such discussions do not resolve the deadlock, then, upon the expiration of the abovementioned thirty (30) day period, the Parties shall submit the dispute for resolution pursuant to the dispute resolution procedures set forth in Section 17.2 below.  If within one hundred and thirty (130) days from the expiration of the abovementioned thirty (30) day period, either (i) the dispute is not submitted for resolution pursuant to this Section 6.8; (ii) the HKIAC (as defined in Section 17.2) does not accept the arbitration application; or (iii) the HKIAC does not render an arbitral award, Hong Kong Holdco may elect to exercise its rights pursuant to Section 13 below, and, on the date on which Hong Kong Holdco exercises its rights under Section 13 pursuant to this Section 6.8, Hong Kong Holdco and the China JV shall immediately apply to, and use their best efforts to cause, the arbitral tribunal to terminate the arbitration proceedings immediately.  Any arbitral award issued after the date on which Hong Kong Holdco exercises its rights under Section 13 shall be nonbinding against the Parties.

7. BOARD OF SUPERVISORS

7.1 Composition of the Board of Supervisors.

(a) Initial Composition; Term. The Board of Supervisors shall oversee the accounting and financial activities of the Company and monitor the conduct of the members of the Board and senior executives, in accordance with the terms of this Agreement, the applicable provisions of the Company Documents and Applicable Law.  The Board of Supervisors shall initially consist of three (3) Supervisors, of which (i) Hong Kong Holdco will appoint two (2) Supervisors and (ii) the China JV will appoint one (1) Supervisor.  Any change to the number, or representative composition, of Supervisors shall require the unanimous vote of the JV Investors, as set forth in Section 8.4.  The Supervisors shall serve for such term, or terms, as the JV Investors shall determine.

(b) Removal; Vacancies.  Each Supervisor shall remain in office until such Supervisor’s death, disability, retirement resignation or removal.  In the event of a vacancy on the Board of Supervisors (as a result of the death, disability, retirement, resignation or removal of the Supervisor, or otherwise), the JV Investor that appointed such Supervisor shall be entitled to appoint a replacement Supervisor.  At any time the JV Investors must elect a Supervisor, the JV Investors shall vote all of their respective Interests so as to elect the Supervisor appointed by the applicable JV Investor in accordance herewith.

7.2 Removal; Reappointment of Supervisors.  Any Supervisor may be removed for cause in accordance with the applicable provisions of this Agreement and Applicable Law; provided, however, that any JV Investor proposing to remove any Supervisor for cause shall first consult with the other JV Investors so that the JV Investors may, in good faith, attempt to resolve the matter without a formal vote.  In addition, any vote taken to remove any Supervisor elected pursuant to Section 7.1, or to fill any vacancy created by the death, disability, retirement, resignation or removal of a Supervisor elected pursuant to Section 7.1, shall also be subject to the provisions of Section 7.1 and this Section 7.2.  In the event of the death, disability, retirement, resignation or removal of any Supervisor (a “Former Supervisor”), and pending the replacement of such Former Supervisor, the remaining members of the Board of Supervisors shall give effect to the vote of the other Supervisors appointed by the same JV Investor as if the Former Supervisor still served on the Board of Supervisors and had cast his or her vote in the same way as such other Supervisors.

7.3 Meetings of the Board of Supervisors.

(a) Convention of Meetings.  Any Supervisor shall have the authority to convene a meeting of the Board of Supervisors.  The Board of Supervisors shall meet at least twice a year and written notice of each meeting of the Board of Supervisors shall be given no less than thirty (30) Business Days in advance of the proposed meeting (which period may be waived by Supervisors sufficient to represent a quorum under the terms hereof, either through a written waiver or by actual attendance, without objection, at such meeting of the Board of Supervisors).

(b) Participation by Other Means.  Members of the Board of Supervisors may participate in any meeting of the Board of Supervisors, by any means permitted under Applicable Law, including by videoconference or teleconference.

(c) Conduction of Meetings.  Meetings of the Board of Supervisors shall be conducted in English and minutes of each meeting shall be prepared by the Company in English and distributed to each Supervisor promptly following such meeting.  Proposals or reports brought before any meeting of the Board of Supervisors for information or action (including, without limitation, the Company’s financial statements) shall be prepared in English.  The Board of Supervisors shall designate a Supervisor to serve as the “Chairman” of the Board of Supervisors, who shall preside over meetings of the Board of Supervisors.  The initial Chairman of the Board of Supervisors is the person so appointed and set forth on Exhibit F.

(d) Reimbursements.  Each Supervisor shall be reimbursed by the Company for coach class airfare, hotel and food expenses related to such Supervisor’s attendance at meetings of the Board of Supervisors; provided, that such expenses shall be properly documented, with receipts provided to the Company, and the associated reimbursements for each Supervisor shall not exceed Nineteen Thousand Renminbi (RMB 19,000) per quarter.

7.4 Quorum: Resolutions.  A quorum shall be deemed to exist for the purposes of Board of Supervisors action as long as all members of the Board of Supervisors are present.  Except as provided herein, any action, determination or resolution of the Board of Supervisors shall require the unanimous vote of the Supervisors at a duly constituted meeting of the Board of Supervisors.

7.5 Action by the Board of Supervisors without a Meeting.  Any action required or permitted to be taken at a meeting of the Board of Supervisors may be taken without a meeting, if a proposed written consent, setting forth the action so taken or to be taken (i) is sent to all Supervisors, (ii) is signed by all Supervisors and (iii) once signed, is delivered to the Board of Supervisors.  Action taken under this Section shall be effective when all of the Supervisors needed to approve such action have signed the proposed written consent or counterpart thereof, unless the written consent specifies that it is to be effective as of an earlier or later date and time.  Such a written consent shall have the same force and effect as if the subject matter was voted upon at a duly called and constituted meeting of the Board of Supervisors and may be described as such in any document or instrument.

7.6 Deadlock.  In the event that any action requiring the approval of the Board of Supervisors fails to pass and such action is necessary for the immediate continued operation of the Company, then the chief executive officers of Hong Kong Holdco and the China JV shall confer over a thirty (30) day period in an attempt to resolve the deadlock.  If such discussions do not resolve the deadlock, then, upon the expiration of the abovementioned thirty (30) day period, the Parties shall submit the dispute for resolution pursuant to the dispute resolution procedures set forth in Section 17.2 below.  If within one hundred and thirty (130) days from the expiration of the abovementioned thirty (30) day period, either (i) the dispute is not submitted for resolution pursuant to this Section 7.6; (ii) the HKIAC (as defined in Section 17.2) does not accept the arbitration application; or (iii) the HKIAC does not render an arbitral award, Hong Kong Holdco may elect to exercise its rights pursuant to Section 13 below, and, on the date on which Hong Kong Holdco exercises its rights under Section 13 pursuant to this Section 7.6, Hong Kong Holdco and the China JV shall immediately apply to, and use their best efforts to cause, the arbitral tribunal to terminate the arbitration proceedings immediately.  Any arbitral award issued after the date on which Hong Kong Holdco exercises its rights under Section 13 shall be nonbinding against the Parties.

8. JV INVESTORS

8.1 Meetings.

(a) Convention of Meetings.  The Board may call for meetings of the JV Investors at such times as it determines to be necessary or appropriate and shall call a meeting upon the written request of any single JV Investor.  A JV Investor requesting a meeting must sign the request, deliver the same to the Board and specify therein the purposes of the proposed meeting.  There shall be no requirement that annual or other periodic meetings of the JV Investors be held.  The Board shall give all JV Investors notice stating the date, time and place of a meeting of the JV Investors, which date shall not be less than fifteen (15) Business Days after the date such notice is given (which period may be waived by the JV Investors sufficient to represent a quorum under the terms hereof, either through a written waiver or by actual attendance, without objection, at such meeting of the JV Investors).

(b) Participation by Other Means.  JV Investors may participate in any meeting of the JV Investors, by any means permitted under Applicable Law, including by videoconference or teleconference.

(c) Conduction of Meetings.  Meetings of the JV Investors shall be conducted in English and minutes of each meeting shall be prepared by the Company in English and distributed to each JV Investor and the Board promptly following such meeting.  Proposals or reports brought before any meeting of the JV Investors for information or action (including, without limitation, the Company’s financial statements) shall be prepared in English.

8.2 Voting Rights; Actions of JV Investors; Quorum.  Each JV Investor shall be entitled to vote, and to cast a number of votes equal to the product of (i) one hundred (100) multiplied by (ii) that JV Investor’s Percentage Ownership Interest (for the avoidance of doubt, the JV Investors have an aggregate of one hundred (100) votes) on any matter submitted to a vote of the JV Investors in accordance with applicable provisions of this Agreement and Applicable Law.  A quorum shall be deemed to exist for purposes of JV Investor action as long as a majority in interest of the JV Investors are present.  Except as provided herein, any action, determination or resolution of the JV Investors shall require the majority vote of the JV Investors at a duly constituted meeting of the JV Investors.

8.3 Action by JV Investors Without a Meeting.  Any action required or permitted to be taken at a meeting of the JV Investors may be taken without a meeting, if a proposed written consent, setting forth the action so taken or to be taken (i) is sent to all JV Investors, (ii) is signed by the JV Investors holding the number of Interests needed to approve the action and (iii) once signed, is delivered to the Board.  Action taken under this Section shall be effective when all of the JV Investors needed to approve such action have signed the proposed written consent or counterpart thereof, unless the written consent specifies that it is to be effective as of an earlier or later date and time.  Such a written consent shall have the same force and effect as if the subject matter was voted upon at a duly called and constituted meeting of the JV Investors and may be described as such in any document or instrument.

8.4 JV Investor Unanimous Approval Rights.  Notwithstanding any other provision of this Agreement or the Company Documents, the affirmative vote of all of the Interests held by the JV Investors shall be required for any of the following Company actions:

(i)	Any change to the number (or representative composition) of Directors on the Board of Directors; or

(ii)	Any change to the number (or representative composition) of Supervisors on the Board of Supervisors.

8.5 JV Investor Supermajority Rights.  Notwithstanding any other provision of this Agreement or the Company Documents, the affirmative vote of JV Investors holding at least eighty (80) votes (as described in Section 8.2 hereof) shall be required for any of the following Company actions:

(i)
the borrowing of or the incurrence of any indebtedness by the Company or the granting by the Company of any liens (other than those arising by the operation of law) or encumbrances on a material amount of its assets;

(ii)	the amendment of the constitutive documents of the Company;

(iii)	the issuance of additional Interests, or securities convertible into shares, in the Company; or

(iv)	the filing of a voluntary winding up petition by, or the liquidation or dissolution of, the Company.

8.6 Deadlock.  In the event that (a) the JV Investors are deadlocked with an equal number of votes in favor and opposed on any matter requiring majority approval, or (b) any action requiring supermajority or unanimous approval of the JV Investors fails to pass and such action is necessary for the immediate continued operation of the Company, then the chief executive officers of Hong Kong Holdco and the China JV shall confer over a thirty (30) day period in an attempt to resolve the deadlock.  If such discussions do not resolve the deadlock, then, upon the expiration of the abovementioned thirty (30) day period, the Parties shall submit the dispute for resolution pursuant to the dispute resolution procedures set forth in Section 17.2 below. If, within one hundred and thirty (130) days from the expiration of the abovementioned thirty (30) day period, either (i) the dispute is not submitted for resolution pursuant to this Section 8.6; (ii) the HKIAC (as defined in Section 17.2) does not accept the arbitration application; or (iii) the HKIAC does not render an arbitral award, Hong Kong Holdco may elect to exercise its rights pursuant to Section 13 below, and, on the date on which Hong Kong Holdco exercises its rights under Section 13 pursuant to this Section 8.6, Hong Kong Holdco and the China JV shall immediately apply to, and use their best efforts to cause, the arbitral tribunal to terminate the arbitration proceedings immediately.  Any arbitral award issued after the date on which Hong Kong Holdco exercises its rights under Section 13 shall be nonbinding against the Parties.

9. OFFICERS

.

9.1 Appointment and Term of Office.  The officers of the Company (a) shall consist of the chief executive officer, chief financial officer and administrative assistant to the Board and (b) may consist of other officers, all as may be appointed from time to time by the Board.  Such officers will hold office until the earlier of that officer’s death, resignation, retirement, disqualification, or removal from office by the Board and until that officer’s successor has been duly elected and qualified.  Two or more offices may be held by the same person.

9.2 Removal.  Any officer appointed hereunder may be removed from office at any time by the Board, with or without cause.  Such removal will be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an officer will not of itself create contract rights.

9.3 Vacancies.  Any vacancy in an officer position shall be filled by the Board.

9.4 Compensation.  The compensation of all officers of the Company shall be determined by the Board and may be altered by the Board from time to time, except as otherwise provided by contract, and no officer shall be prevented from receiving such compensation by reason of the fact such officer is also a Director or Supervisor.  All officers shall be entitled to be paid or reimbursed for all costs and expenditures incurred in conjunction with carrying out the Company’s business.

9.5 Powers and Duties.  Officers shall have such powers and duties as are provided herein and as may otherwise be established or delegated to them, from time to time, by the Board.  The officers of the Company shall possess such powers and duties as customarily are associated with their respective offices, subject to the general direction and supervision of the Board.  Such powers and duties will include the following:

(a) Chief Executive Officer.  Except as otherwise provided in the Company Documents, the Company’s day-to-day operations will be managed by the chief executive officer of the Company.  The interim chief executive officer, as appointed by Hong Kong Holdco, is set forth on Exhibit F.  The interim chief executive officer shall be responsible for initially identifying and recruiting candidates to serve as the chief executive officer, the chief financial officer and the administrative assistant to the Board of the Company, and shall submit such candidates to the Board for approval.  The person holding the office of chief executive officer also shall perform, under the direction and subject to the control of the Board, such other duties as may be assigned by the Board, from time to time.

(b) Chief Financial Officer.  The chief financial officer shall be the principal accounting and financial officer of the Company and will have active control of and shall be responsible for all matters pertaining to the accounts and finances of the Company.  The chief financial officer will have charge of Company funds and securities and will keep a record of the property and indebtedness of the Company.  The chief financial officer shall be prepared at all times to give information as to the condition of the Company and shall make a detailed annual report of the entire business and financial condition of the Company.  The person holding the office of chief financial officer shall also perform, under the direction and subject to the control of the Board, such other duties as may be assigned by the Board, from time to time.

(c) Administrative Assistant to the Board.  The administrative assistant to the Board shall give notice to, attend, and keep the minutes of all of the proceedings at all meetings of the Board, the Board of Supervisors and the JV Investors and will be the custodian of such minutes and all other legal records of the Company.  The administrative assistant to the Board will see that all notices required to be given to the Directors, Supervisors and the JV Investors are duly given in accordance with this Agreement or as required by Applicable Law.  It shall also be the duty of the administrative assistant to the Board to keep a ledger, in which shall be correctly recorded, all transactions pertaining to the Interests of the Company.  The person holding the office of administrative assistant to the Board also shall perform, under the direction and subject to the control of the Board, such other duties as may be assigned by the Board, from time to time.

(d) Other Officers.  The Board may appoint such other officers, with such titles, powers, duties and compensation, as they may deem necessary for the conduct of the business of the Company.  In addition, the Board may authorize the chief executive officer (or other officers) to appoint such agents or employees as the Board deems necessary for the conduct of the business of the Company.

10. BUSINESS PLANS; FINANCIAL AND OTHER RECORDS

10.1 Business Plans.  The JV Investors will agree to, and the Board will adopt an Initial Business Plan.  The Initial Business Plan and each subsequent Business Plan shall set forth, among other things: (i) the scope of the Company’s business; (ii) the growth needs of the Company, including personnel requirements, working capital and investment capital; (iii) marketing plans for the Company; (iv) capital and operational budgets for the transactions and entities contemplated by the Company Documents and (v) plans regarding interacting with the appropriate regulatory authorities in connection with the approval of the Products for production and sale, and the Services for provision, in the Territory.  After adoption of the Initial Business Plan, the chief executive officer shall submit a proposed Business Plan to the Board for approval at least sixty (60) days prior to the start of each Fiscal Year.  Each such Business Plan shall cover one Fiscal Year of the Company’s operations and shall contain the matters set forth in this Section.

10.2 Accounting and Management Information Systems.  In the conduct of its business, the Company shall pursue a policy of adopting and maintaining accounting and management information systems that facilitate the Company’s compliance with the Reporting Requirements (as defined below), the Accounting Principles and are otherwise consistent with sound business practices and corporate governance in the context of the Company’s business and operations.  The Company shall engage a reputable, international accounting firm to provide accounting services in conjunction with the Reporting Requirements; the initial accounting firm shall be Deloitte LLP.  Two (2) sets of books and records will be kept, one in accordance with China Accounting Principles and one in accordance with U.S. Accounting Principles.

10.3 Financial Statements, Accounting and Other Reports.  The Company shall cause (i) two (2) sets of the following financial statements to be prepared (one in accordance with China Accounting Principles and one in accordance with U.S. Accounting Principles) and (ii) such financial statements to be provided to each JV Investor (the following requirements being referred to collectively as the “Reporting Requirements”):

(a) Annual Financial Statements.  As soon as available, but in any event within forty five (45) days after the end of each Fiscal Year, a copy of the annual financial statements of the Company, including, a balance sheet, income statement, statement of cash flows and statement of the JV Investors’ equity as of the end of the Fiscal Year, setting forth in each case in comparative form the figures for the previous year, and audited and certified by the Company’s accounting firm.

(b) Quarterly Financial Statements.  As soon as available, but in any event within thirty (30) days after the end of each fiscal quarter, a copy of the Company’s unaudited financial statements for such fiscal quarter including a balance sheet, income statement, statement of cash flows and statement of the JV Investors’ equity as of the end of such quarter, setting forth in comparative form the figures for the corresponding quarter in the previous Fiscal Year, and certified by the chief financial officer of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments).

(c) Quarterly Management Reports.  On a quarterly basis, the Company’s management shall report to the Board: (i) the Company’s current business objectives and compliance with the Business Plan then in effect, (ii) notice of any new clients, and (iii) such other reasonable information as the Board may request.

10.4 Right of Inspection.  During the regular office hours at the location of the Company, and upon reasonable notice to the Company, each JV Investor shall have (a) full access to all properties, books of account, and records of the Company, (b) the right to make copies from such books and records at its own expense and (c) the right to discuss with the Company’s executive officers the affairs, finances and accounts of the Company.  Any information obtained by a JV Investor through exercise of rights granted under this Section shall, to the extent constituting Confidential Information hereunder, be subject to the confidentiality provisions set forth in Section 14.  Any JV Investor having rights under this Section shall also have the right to confer, upon reasonable notice and during normal business hours, with the auditors of the Company, and with the accounting firm which has prepared or is preparing any of the financial statements required to be delivered by the Company, as a part of the Reporting Requirements and the Company shall grant, or use commercially reasonable efforts to provide for, any permission requested by such auditors to permit such conferences to take place.

11. INSURANCE; INDEMNIFICATION

11.1 Liability.  To the fullest extent permitted by Applicable Law, each Director, Supervisor and officer of the Company shall not be personally liable to the Company or the JV Investors for monetary damages for breach of any duty owed as a Director, Supervisor or officer of the Company, and the Company’s Articles of Association shall so provide.

11.2 Indemnification of Directors, Supervisors and Officers.

(a) Generally.  Except to the extent limited hereunder, each Director, Supervisor or officer of the Company (each a “Company Representative”) who is made a party or is threatened to be made a party to or is involved in any proceeding by reason of the fact that such Company Representative, or the legal representative of such Company Representative, is or was a Company Representative, shall be indemnified and held harmless by the Company to the fullest extent authorized by Applicable Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Company Representative, and shall inure to the benefit of such Company Representative’s heirs, executors and administrators.  The right to indemnification conferred herein shall be a contract right based upon an offer from the Company, which offer shall be deemed to be accepted by such person’s service or continued service as a Company Representative.  The Company may, by action of the Board, provide indemnification to employees or agents of the Company, to the extent permitted by Applicable Law, with the same scope and effect as the foregoing indemnification of Company Representatives.

(b) Limitations.  Notwithstanding the foregoing, the provisions of 11.2(a) shall not eliminate or limit the liability of, or provide indemnity to, a Company Representative for or in connection with any act, inaction or omission of such Company Representative that (i) constitutes a breach by Company Representative of that Company Representative’s duties of loyalty or care to the Company or the JV Investors (other than as expressly excepted under this Agreement; (ii) was detrimental to the Company and not in good faith; (iii) involved intentional misconduct or a knowing violation of the law: (iv) clearly was in conflict with the interests of the Company or (v) results in such Company Representative deriving an improper personal benefit.  The right to indemnification conferred in this Section 11.2 shall not be exclusive of any other right that a Company Representative may have or hereafter acquire under law or equity, provision of this Agreement or otherwise.

11.3 Indemnification of JV Investors.

(a) Generally.  To the extent permitted by law, the Company will indemnify and hold harmless each JV Investor, the partners, officers and directors of each JV Investor and each person, if any, who Controls such JV Investor (each an “Indemnified Party”) against all liability, loss, damage, penalty, action, claim, judgment, settlement, cost and expense of any kind or nature whatsoever (including all reasonable attorneys’ fees) (collectively referred to as “Losses”) that arise under applicable securities laws, that in any way relate to, or arise out of, or are alleged to relate to or arise out of any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or otherwise, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or otherwise, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of any applicable securities laws; and the Company will pay to each such Indemnified Party any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Loss; provided, however, that the indemnity agreement contained in this Section 11.3 shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with any registration of the Company’s Interests by such Indemnified Party.

(b) Indemnity Claims. Promptly after receipt by an Indemnified Party under this Section 11.3 of notice of the commencement of any action (including any governmental action), such Indemnified Party will, if a claim in respect thereof is to be made against the Company under this Section 11.3, deliver to the Company a written notice of the commencement thereof and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Company, if representation of such Indemnified Party by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between such Indemnified Party and the Company.  The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve the Company of any liability to the Indemnified Party under this Section 11.3, but the omission so to deliver written notice to the Company will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Section 11.3.

(c) Unavailability of Indemnification.  If the indemnification provided for under this Section 11.3 is held by a court of competent jurisdiction or by an arbitral tribunal to which an Indemnified Party has submitted the matter to be unavailable to an Indemnified Party with respect to any Losses referred to herein, the Company, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by Applicable Law contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Indemnified Party on the other in connection with the Violations that resulted in such Loss, as well as any other relevant equitable considerations.  The relative fault of the Company and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a JV Investor hereunder exceed the registered capital contributed by such JV Investor.

11.4 Advancement.  The Company shall reimburse, promptly following request therefor, all reasonable expenses incurred by a Person indemnified by the Company pursuant to Section 11.2 or 11.3 hereof (an “Indemnitee”) in connection with any threatened, pending or completed action, suit, arbitration, investigation or other proceeding (“Claim”) arising out of, or relating to the matters identified in this Article 11; provided, however, that prior to such advancement, the Indemnitee shall have agreed in writing (determined to be sufficient by the Board to protect the interests of the Company) to repay such advancement in connection with acts, conduct or omissions as to which it shall be determined by a court of competent jurisdiction or an arbitrator that such Indemnitee engaged in intentional misconduct or in a knowing and culpable violation of the law.

11.5 Insurance.  The Company shall obtain and maintain, and will continue to maintain at all times during the terms of this Agreement, the insurance listed below, in commercially reasonable amounts, at its own expense, from an insurer that is A.M. Best Company rated A- or higher.  Any such policy shall be endorsed to name specifically each of the Parties and their respective subsidiaries, affiliates, successors and assigns as additional insureds.  The Company shall provide any certificate of insurance to the Parties upon request and all such certificates shall indicate that thirty (30) days prior written notice to the Parties of cancellation or non-renewal is required.

(a) General liability insurance;

(b) Product liability insurance;

(c) Errors & omissions insurance; and

(d) Director & officer insurance, to protect the Company and its Directors, Supervisors and officers, against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Related Agreements.

12. COMPLIANCE WITH LAWS

12.1 General.  In the conduct of its business, the Company shall comply with all Applicable Laws and maintaining all franchises, permits, licenses and similar authorities necessary for the conduct of its business; provided further, that the Company shall comply with all statutes, laws, rules, regulations, directives, treaties, judgments, orders, decrees or injunctions of any Governmental Authority that are applicable to ZBB Corp. as a publicly-traded U.S. company, including without limitation relevant provisions of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act, to the extent reasonably requested by Hong Kong Holdco.

12.2 Anti-Corruption.  Neither the Company, nor any of its Directors, Supervisors, officers, employees, agents or other Person associated with or acting for or on behalf of the Company, will take any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar state or local Applicable Law, the Anti-Kickback Act of 1986 or any state or local/municipality anti-kickback Applicable Law, Applicable Laws restricting the payment of contingent fee arrangements, or any Applicable Laws of similar effect.

13. TRANSFERS AND SALES OF INTERESTS

13.1 Transfers of Interests.

(a) General Restriction on Transfers.  Except to the extent otherwise provided in this Section 13, no JV Investor shall Transfer (or create or suffer to exist any Encumbrance against) all or any portion of that JV Investor’s Interest, except with the advance approval of all JV Investors.  Such approval may specify the rights and obligations the transferee shall have, including whether the proposed transferee is to be admitted as a full substituted JV Investor.  The grant or denial of a JV Investor’s approval for a proposed Transfer or Encumbrance may be made in such JV Investor’s sole and absolute discretion.

(b) Rights and Obligations of Substituted JV Investor.  A substituted JV Investor shall have all the rights and powers, and shall be subject to all the restrictions and liabilities, of the Transferring JV Investor (as defined below), relative to such transferred Interest.

(c) Continuing Obligations of Transferor.  Any Transferring JV Investor (as defined below) who Transfers all of such JV Investor’s Interest shall cease to be a JV Investor; provided, however, that such Transfer, without more, shall not release the Transferring JV Investor from any liability with respect to the transferred Interest or any other obligation that such Transferring JV Investor may have to the Company.

13.2 Unauthorized Transfers     Any purported Transfer or Encumbrance of an Interest of any JV Investor that does not comply with the conditions set forth in this Section 13 shall be null, void and of no effect.

13.3 Withdrawal of a JV Investor.  A JV Investor shall have no right to withdraw, dissociate or withdraw such JV Investor’s registered capital from the Company.

13.4 Transfers Pursuant to a Bona Fide Offer; Rights of First Refusal.

(a) Notice of Bona Fide Offer.  Notwithstanding the general restrictions on Transfers in Section 13.1, if a JV Investor desires to Transfer all or any portion of that JV Investor’s Interest pursuant to a Bona Fide Offer (as defined below) made to that JV Investor by a third-party, and such JV Investor is unable to obtain the approval of the other JV Investors to such Transfer, as provided in Section 13.1(a) above, then such JV Investor desiring to so transfer (a “Transferring JV Investor”) shall give written notice thereof (which shall include a copy of such bona fide offer) to the other JV Investors (the “Receiving JV Investors”).  As used herein, the term “Bona Fide Offer” means a legally binding offer made in good faith (in writing) by a third party, who the Transferring JV Investor reasonably believes has the financial means to consummate the proposed Transfer, which offer includes (i) the Interests to be transferred; (ii) the name and address of the proposed transferee; (iii) in the case of a proposed transferee that is an entity (i.e., not a natural Person), the identity of all direct and indirect owners of the proposed transferee; (iv) the proposed consideration for the Transfer and (v) the other terms of the proposed Transfer.

(b) Receiving JV Investors’ Right of First Refusal.  The Receiving JV Investors shall have the right to purchase all, but not less than all, of the subject Interest from the Transferring JV Investor on the terms and conditions contained in the Bona Fide Offer.

(c) Exercise of Right of First Refusal; Closing. The Receiving JV Investors shall have sixty (60) calendar days from the date of receipt of the notice referenced in Section 13.4(a) (the “Election Period”) to elect to exercise their purchase rights by sending written notice thereof to the Transferring JV Investor.  Those Receiving JV Investors exercising said purchase right (the “Electing JV Investors”) may divide the Interests to be purchased by them in any amounts or proportions that they may mutually agree upon.  In the event that they cannot or do not agree upon the Interests to be purchased by each, then each such Electing JV Investor shall purchase that percentage of the subject Interests proportionate to that Electing JV Investor’s respective Interest relative to the aggregate Interests of all Electing JV Investors.  The Electing JV Investors must purchase all of the Interests described in the Bona Fide Offer.  The closing of such a purchase shall occur at a date, time and place determined by the Electing JV Investors, which date shall be no later than thirty (30) days following the end of the Election Period.

(d) Transfer to Third-Party Transferee.  If the Receiving JV Investors do not elect to purchase all of the Interests within the Election Period, then the Receiving JV Investors shall have no right to purchase any of the Interests, and the Transferring JV Investor may Transfer, within a period of thirty (30) calendar days beginning at the end of the Election Period, all of the Interests described in the Bona Fide Offer to the proposed third-party transferee on the terms and conditions contained in the Bona Fide Offer; provided, however, that the proposed third-party transferee must have delivered to the Company, prior to such Transfer, an agreement, in form and substance reasonably satisfactory to the JV Investors, duly executed by the proposed third-party transferee, under the terms of which such third-party transferee joins in the execution of this Agreement, becomes a substituted JV Investor and agrees to be bound by all of the terms and provisions of this Agreement.  If the Transferring JV Investor does not Transfer such Interests by the end of such thirty (30) day period, the subject Interests, and the Interest represented thereby, shall again become subject to the restrictions of this Agreement, as though they had never been so offered.

13.5 Acknowledgment of Liquidity.  The JV Investors (a) acknowledge and agree that the provisions of this Agreement provide reasonable methods of exiting the Company and an adequate means for obtaining liquidity with respect to their investment in the Company and (b) agree not to assert any claim in any legal proceeding that the provisions of this Section 13 are unreasonable, unlawful or unenforceable.

13.6 Buy/Sell Provisions.

(a) Hong Kong Holdco Call Right.  Notwithstanding the foregoing, Hong Kong Holdco shall have the right to require the China JV to sell the China JV’s Interests in the Company to Hong Kong Holdco at any time following any of the circumstances listed below, upon written notice to the China JV:

(i)
in the event of a deadlock by the Company’s Board that cannot be resolved or a failure to approve an action requiring a unanimous or supermajority vote of the Directors, in any case with respect to a matter that seriously impairs the Company’s operations;

(ii)	in the event that the Board of Supervisors fails to approve an action requiring a unanimous vote, in any case with respect to a matter that seriously impairs the Company’s operations;

(iii)
in the event of a deadlock on a JV Investor vote that cannot be resolved or a failure to approve an action requiring a supermajority or unanimous vote of the JV Investors, in any case with respect to a matter that seriously impairs the Company’s operations;

(iv)	a private equity fund or other financial sponsor acquires an equity interest in, or loans money to, the China JV (a “China JV Change in Structure”);

(v)	a China JV Change of Control; or

(vi)	a material breach or default of this Agreement by the China JV (a “China JV Breach”).

(b) Hong Kong Holdco Put Right.  Notwithstanding the foregoing, Hong Kong Holdco shall have the right to require the China JV to purchase Hong Kong Holdco’s Interests in the Company at any time following any of the circumstances listed below, upon written notice to the China JV:

(i)
in the event of a deadlock by the Company’s Board that cannot be resolved or a failure to approve an action requiring a unanimous or supermajority vote of the Directors, in any case with respect to a matter that seriously impairs the Company’s operations;

(ii)	in the event that the Board of Supervisors fails to approve an action requiring a unanimous vote, in any case with respect to a matter that seriously impairs the Company’s operations;

(iii)
in the event of a deadlock on a JV Investor vote that cannot be resolved or a failure to approve an action requiring a supermajority or unanimous vote of the JV Investors, in any case with respect to a matter that seriously impairs the Company’s operations;

(iv)	a China JV Change in Structure;

(v)	a China JV Change of Control; or

(vi)	a China JV Breach.

(c) China JV Call Right.  Notwithstanding the foregoing, the China JV shall have the right to require Hong Kong Holdco to sell Hong Kong Holdco’s Interests in the Company to the China JV at any time following a material breach or default of this Agreement by Hong Kong Holdco (a “Hong Kong Holdco Breach”), upon written notice to Hong Kong Holdco.

(d) China JV Put Right.  Notwithstanding the foregoing, the China JV shall have the right to require Hong Kong Holdco to purchase the China JV’s Interests in the Company at any time following a Hong Kong Holdco Breach, upon written notice to Hong Kong Holdco.

(e) Buy/Sell Arrangements.  The value of the Interests in the Company being purchased under this Section 13.6 shall be determined as follows:

(i)
In the event that either Hong Kong Holdco or the China JV exercises its put right due to a China JV Breach or a Hong Kong Holdco Breach, respectively, an amount equal to (i) 1.15 multiplied by (ii) the Interest Value (as defined below);

(ii)
In the event that either Hong Kong Holdco or the China JV exercises its call right due to a China JV Breach or a Hong Kong Holdco Breach, respectively, an amount equal to (i) .85 multiplied by (ii) the Interest Value (as defined below); or

(iii)
In all other cases (for example, if Hong Kong Holdco exercises its put right due to a China JV Change in Control), an amount equal to the Interest Value.  For purposes hereof, the “Interest Value” shall mean the amount equal to the appraised value of the Company, as determined by an independent third party mutually selected by the Parties, multiplied by a fraction equal to the percentage of equity interest represented by the Interest being sold.

The closing of any purchase or sale pursuant to this Section 13.6 shall occur at a date, time and place determined by the JV Investor initiating the same, which date shall be no later than thirty (30) days following the determination of the Interest Value.

13.7 Sale of the Company.  In the event that all of the Interests of the Company are sold to a third party, Hong Kong Holdco shall work with the buyer of those Interests to transfer cell stack manufacturing knowledge to the purchaser’s chosen location in a manner mutually agreed by such purchaser and Hong Kong Holdco.

14. CONFIDENTIALITY

Each Party (the "Receiving Party") undertakes to retain in confidence the terms of this Agreement and all other non-public information, technology, materials and know-how of the other Party (“Disclosing Party”) disclosed or acquired by the Receiving Party pursuant to or in connection with this Agreement that is either designated as proprietary and/or confidential or, by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"); provided, that each Party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business.  Neither Party may use any Confidential Information with respect to which it is the Receiving Party for any purpose other than to carry out the activities contemplated by this Agreement.  Each Party agrees to use commercially reasonable efforts to protect Confidential Information of the other Party, and in any event, to take precautions at least as great as those taken to protect its own confidential information of a similar nature.  Each Party will also notify the other promptly in writing if such Party learns of any unauthorized use or disclosure of any Confidential Information that it has received from the other Party, and will cooperate in good faith to remedy the occurrence to the extent reasonably possible.  The restrictions set forth in this Section do not apply to any information that: (a) was known by the Receiving Party without obligation of confidentiality prior to disclosure thereof by the other Party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make the disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but in that event, only to the extent required to be disclosed, and provided that the Disclosing Party is given the opportunity to review and redact the Agreement prior to disclosure); or (e) is independently developed by the Receiving Party without reference to any Confidential Information of the other Party.  Upon request of the Disclosing Party, the Receiving Party will return to the Disclosing Party all materials, in any medium, that contain or reveal all or any part of any Confidential Information of the Disclosing Party.  Each Party acknowledges that breach of this provision by it would result in irreparable harm to the other Party, for which money damages would be an insufficient remedy, and therefore that the other Party will be entitled to seek injunctive relief to enforce the provisions of this Section.

15. REPRESENTATIONS AND WARRANTIES OF THE JV INVESTORS

15.1 Warranties of the JV Investors.  Each of the JV Investors hereby represents and warrants that, as of the date of the execution and delivery hereof, the following statements are true and correct:

(a) Organization; Good Standing.  The JV Investor is a legal entity, organized and validly existing under the laws of the applicable jurisdiction, with full power to own its assets and conduct its business as conducted and as proposed to be conducted.  The JV Investor is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business and where the failure to be so qualified would have a material adverse effect on the ability of the JV Investor or the Company to consummate the transactions contemplated by this Agreement or the Related Agreements, and no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.  Each of the JV Investors will provide, upon request of any other JV Investor, a copy of its formation and governing documents, as are then currently in effect.

(b) Authorization.  The JV Investor has all requisite corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated by this Agreement or the Related Agreements.  All corporate action on the part of the JV Investor necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder has been taken, and this Agreement when fully executed and delivered shall constitute a valid, legally binding and enforceable obligation of the JV Investor (except as the enforceability thereof may be limited by any laws affecting creditors’ rights generally, by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

(c) Government and Other Consents.  No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with the JV Investor’s execution, delivery and performance of this Agreement, or if any such consent is required, the JV Investor has satisfied the applicable requirement, except for any matters that would not have a material adverse effect on the ability of the JV Investor or the Company to consummate the transactions contemplated by this Agreement or the Related Agreements.

(d) Effect of Agreement.  The JV Investor’s execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default (or with notice or lapse of time or both constitute) or require the consent of any other Person under (i) any indenture, mortgage, agreement or other instrument or arrangement to which the JV Investor is a party; (ii) any of the terms or provisions of the formation or governing documents of the JV Investor or any provision of Applicable Law; (iii) any judgment, order, writ, injunction or decree applicable to the JV Investor; or (iv) or have any effect on the compliance by the JV Investor with, any applicable licenses, permits or authorizations, except in each case under clauses (i), (ii), (iii) or (iv) where such breach, violation or default would not have a material adverse effect on the ability of the JV Investor or the Company to consummate the transactions contemplated by this Agreement or the Related Agreements.

(e) Proceedings.  There is no action, suit or proceeding at law or in equity or otherwise in, before or by any Governmental Authority or, to the JV Investor’s knowledge, threatened by or against the JV Investor which question the validity of, or which question the JV Investor’s right to enter into or perform this Agreement, or which would prevent or restrict its ability to enter into and perform its obligations under this Agreement, except where such action, suit or proceeding could not reasonably be expected to have a material adverse effect on the ability of the JV Investor or the Company to consummate the transactions contemplated by this Agreement or the Related Agreements.

(f) Anti-Corruption.  Neither the JV Investor, nor any of its directors, supervisors, officers, employees, agents or other Person associated with or acting for or on behalf of the JV Investor, has taken, or will take, any action that would cause the JV Investor or the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar state or local Applicable Law, the Anti-Kickback Act of 1986 or any state or local/municipality anti-kickback Applicable Law, Applicable Laws restricting the payment of contingent fee arrangements, or any Applicable Laws of similar effect.

16. TERM AND TERMINATION

16.1 Term.  This Agreement shall be effective as of the Effective Date and shall continue in effect until the earlier of (a) the expiration of the Agreement on the tenth (10th) anniversary of the Effective Date or (b) upon the date of termination of this Agreement pursuant to Section 16.2 (the “Term”).

16.2 Termination.  This Agreement shall terminate:

(i)	Upon the mutual written agreement of the JV Investors;

(ii)	Upon the material breach (or default in the performance of the terms) of this Agreement by any JV Investor;

(iii)	As to any JV Investor, upon the permitted Transfer of all Interests of the Company held by such JV Investor;

(iv)	Upon either Party’s exercise of its buy/sell options under Section 13.6 of this Agreement; or

(v)	Upon the occurrence of an IPO or purchase by a third party of all of the Interests of the Company.

16.3 Survival.  The rights and obligations of the Parties under Section 14 (Confidentiality), Section 16.4 (Continuing Liability), Section 17 (Governing Law and Dispute Resolution) and Section 18 (General Provisions) (except for Section 18.5 (Further Assurances)) shall survive any termination of this Agreement.

16.4 Continuing Liability.  Termination of this Agreement for any reason shall not release a Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

17. GOVERNING LAW; DISPUTE RESOLUTION

17.1 Governing Law.  The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

17.2 Discussions and Arbitration.  The Parties will discuss and finally settle all disputes between them, and among them and the Company, arising out of this Agreement (including with respect to this Section 17), in accordance with the Domestic Arbitration Rules of Hong Kong International Arbitration Centre (“HKIAC”).  The Company and the Parties shall at all times maintain authorized agents in each of the United States and Wuhu City, Anhui Province, the People’s Republic of China to receive, for and on its behalf service of any summons, complaint or other legal process.

18. GENERAL PROVISIONS

18.1 Non-Competition; Business Opportunities.

(a) Non-Competition.  The JV Investors agree that, as applicable, they will not (and will cause the Company and their respective members, including AnHui Xinlong and Wuhu Huarui, not to) compete, either directly or indirectly, with ZBB Energy or its Affiliates, or with the Company, as applicable, with respect to the sourcing, production, marketing and distribution of any products sourced, produced, marketed or distributed by ZBB Energy or its Affiliates or the Company, as applicable, during the Term of this Agreement and for five (5) years thereafter, anywhere in the world, except as explicitly provided herein or in the Company Documents.

(b) Business Opportunities.  The JV Investors agree that they will cause the Company, and the Directors, Supervisors and officers of the Company, to refer any new business opportunities within the scope of this Agreement to the JV Investors for determination as to whether those opportunities are best explored in the Company or through one or more of the JV Investors or their respective Affiliates.

(c) Opportunities Outside the Agreement.  The fact that a JV Investor or Affiliate takes advantage of an opportunity that is not within the scope of this Agreement (either alone or with other Persons, including Entities in which such JV Investor or Affiliate has an interest) and does not offer such opportunity to the Company or to the other JV Investors shall not subject such JV Investor or Affiliate to liability to the Company or to the other JV Investors on account of any lost opportunity.

(d) Exceptions.  Notwithstanding the foregoing, the Company will renounce, and not accept or be involved in, any interest or expectancy in any business opportunity presented to, or which came to the attention of, any Director or Supervisor who also is an employee or director of ZBB Energy or its Affiliates (other than the Company, the Parties or PowerSav) in the course of performing such Person’s official duties for ZBB Energy or its Affiliates.

18.2 Notices and Other Communications.  Any and all notices, requests, demands and other communications required by or otherwise contemplated to be made under this Agreement or Applicable Law shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received; (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation or (c) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to the Company:

____________________________________
____________________________________
____________________________________
____________________________________
____________________________________
with a copy (which copy shall not constitute notice) to:

____________________________________
____________________________________
____________________________________
____________________________________
____________________________________

If to Hong Kong Holdco:

____________________________________
____________________________________
____________________________________
____________________________________
____________________________________
with a copy (which copy shall not constitute notice) to:

Mr. Mark Busch and Mr. Eliab Erulkar
K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, North Carolina, USA 28202

If to the China JV:

____________________________________
____________________________________
____________________________________
____________________________________
____________________________________
with a copy (which copy shall not constitute notice) to:

____________________________________
____________________________________
____________________________________
____________________________________
____________________________________

or to such other address or facsimile number as a Party may specify to the other Party from time to time in writing.

18.3 Severability.  If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect.  In such event, the Parties shall use their respective best efforts to negotiate in good faith a substitute, valid and enforceable provision or agreement that most nearly affects the Parties’ intent in entering into this Agreement.

18.4 References to this Agreement; Headings.  Unless otherwise indicated, references to sections and exhibits herein are to sections of, and exhibits to, this Agreement.  Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.  The subject headings of the sections of this Agreement are for reference only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

18.5 Further Assurances.  The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to carry out the provisions of this Agreement.

18.6 No Waiver.  No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party.  The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at anytime performance by the other Party of any of the provisions of this Agreement, shall in no way; be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

18.7 Entire Agreement; Amendments.  The terms and conditions contained in this Agreement and the Related Agreements (including the exhibits hereto and thereto) constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof and thereof.  No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

18.8 Expenses.  Except as otherwise described in this Agreement or the Related Agreements, each Party shall bear its own legal and other costs and expenses in connection with this Agreement, and the Related Agreements; provided, however, that upon execution of this Agreement and the issuance of a business license by the Approval Authority, the Company will reimburse each Party for all direct expenses incurred by each Party in connection with this Agreement or the formation of the Company, including without limitation all reasonable travel expenses, legal fees and accounting fees.

18.9 Assignment.  No Party shall have the right to assign its rights or obligations under this Agreement except in connection with a transfer of all of a JV Investor’s Interests in a manner permitted hereunder, under terms reasonably acceptable to the non-assigning JV Investor and providing for the assignee to be bound by the terms hereof, and for the assigning JV Investor to remain liable for the assignee’s performance of its obligations hereunder.  Any assignment or purported assignment not made in accordance with this Section and Section 13, as applicable, shall be void and of no force and effect.  This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.

18.10 No Agency.  The authority of each Party hereunder is limited to that which explicitly is set forth herein and the Company Documents.  Neither Party has, and shall not hold itself out as having, any right, power or authority in any manner, (i) to accept, any offer, proposal or negotiated terms solicited by that Party pursuant to the terms hereof on behalf of the other Party, or otherwise commit or bind the other Party, without the other Party’s advance written consent, (ii) to otherwise create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other Party or (iii) to accept legal process on behalf of the other Party.

18.11 No Third Party Beneficiaries.  This Agreement is made solely and specifically between and for the benefit of the Parties and their respective successors and assigns, and no other Person, unless express provision is made herein to the contrary, shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

18.12 Incidental and Consequential Damages.  No Party will be liable to any other Party under any contract, negligence, strict liability or other theory for any indirect, incidental or consequential damages (including without limitation lost profits) with respect to a breach of this Agreement.

18.13 Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same instrument.

18.14 Execution by the Company.  Each of the Parties shall cause (i) the Company to be formed as a Sino-foreign joint venture company and (ii) the Company to enter into this Agreement and other Related Agreements to which it is a party as soon as possible after its formation.

18.15 Approval by the Approval Authority. Notwithstanding any other provision herein, this Joint Venture Agreement shall come into effect upon approval by the Approval Authority.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

“Hong Kong Holdco” ZBB PowerSav Holdings Limited		“China JV” Anhui Xindong Investment Management Co., Ltd.
By:	__________________________ Name: Title:	By:	__________________________ Name: Title: